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Exhibit 5.1

September 17, 2004

NeoMagic Corporation
3250 Jay Street
Santa Clara, California 95054

                    Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 8,695,692 shares of your Common Stock (the "Shares"). All of the Shares are issuable by you upon conversion of your Series B Convertible Preferred Stock or upon exercise of warrants (the "Warrants") to purchase your Common Stock and may be offered for sale for the benefit of the selling stockholder named in the Registration Statement. We understand that the Shares are to be sold from time to time in the over-the-counter-market at prevailing prices or as otherwise described in the Registration Statement. As your legal counsel, we have also examined the proceedings taken by you in connection with the issuance of the Shares.

        It is our opinion that the Shares, when issued in accordance with the Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock and/or the Warrants, will be validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

Sincerely,
/s/ WILSON SONSINI GOODRICH & ROSATI
WILSON SONSINI GOODRICH & ROSATI Professional Corporation

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  Exhibit 5.1